Exhibit 10.2
L E A S E
LANDLORD:
Jansen Ejendomme A/S Roskildevej 7 7100 Vejle
TENANT:
eTarg Media Kildegaardsvej 4 8000 Aarhus C
PROPERTY:
Langdyssen 5, 8200 Aarhus N
TABLE OF CONTENTS:
1.    PARTIES AND THE LEASED PREMISES
2.            USE OF THE LEASED PREMISES
3.            COMMENCEMENT AND TERMINATION OF THE LEASE
4.            RENT
5.            RENT ADJUSTMENT
6.            DEPOSIT
7.            OTHER FEES
8.            MAINTENANCE
9.            THE CONDITION OF THE LEASED PREMISES AT TAKEOVER AND HANDOVER
10.      RESPONSIBILITIES
11.      PUBLIC PERMITS
12.      SUBLETTING AND HANDOVER
13.      DISPUTES AND ARBITRATION
14.      OTHER PROVISIONS
15.      RELATION TO THE DANISH BUSINESS LEASE ACT
16.      REGISTRATION
17.      COSTS

Reference Translation – May contain inconsistencies

1. PARTIES AND THE LEASED PREMISES
Between the undersigned:
Jansen Ejendomme A/S Roskildevej 7
7100 Vejle
(hereinafter referred to as the Landlord)

and

eTarg Media
Kildegaardsvej 4
8000 Aarhus C
(hereinafter referred to as the tenant)
the following leased has been entered into:
The lease applies to the property, title no. 12 n Lisbjerg, Aarhus Jorder, located at the address Langdyssen 5, and includes:
-	Office space on the left side of the building measuring approximately 30 square meters and 10 square meters available space in the hallway in front of the office.
-	A share of the common areas (cafeteria, conference room, and bathrooms, etc.) 10 square meters.
Together with the other tenants in the building, the tenant has the right to use the common areas, which belong to the property at any time, including conference rooms, a cafeteria, a kitchen, bathrooms, a cloakroom, and a walking area. All tenants have the right of use to all common areas, and the landlord shall define the rules, which stipulate how these common areas should be used and booked.

2. USE OF THE LEASED PREMISES

The leased premises must be used as an office space and may not be used for other purposes without the landlord’s written consent.

The tenant may not, without obtaining the landlord’s prior written consent, make any changes to the construction of the leased premises. It is assumed that such changes are approved by the public authorities in every sense of the word, at the tenant’s expense and request before such changes are made. The tenant is obligated to restore the premises to their original condition unless such obligation has been waived by the landlord in connection with the landlord’s consent to the reconstruction project in question.

Installation of signage or any other form of advertising is permitted on and near the premises provided that the tenant, at this own expense and request, obtains any permits necessary from the public authorities, and the general nature of the signage is also subject to the landlord’s approval. The tenant must take into consideration other tenants’ interests when planning the layout and location of any signage.

The tenant is liable for any consequential damage in connection with the signage, and when vacating the leased premises, the tenant must ensure that the building facades and any signage mounts, etc. on which the signage is placed, are fully restored.

Reference Translation – May contain inconsistencies

3. COMMENCEMENT AND TERMINATION OF THE LEASE

The lease is effective as of November 1, 2012, and shall remain in force until terminated in writing by either party at three months’ notice. The leased premises must be vacated on the last day of a given month.
The lease, however, is non-terminable by the tenant for 12 months from the commencement of the lease, after which it may be terminated at the above-mentioned term of notice.
4. RENT

The annual rent(base rent)is agreed to be:

40 square meters of office space, including a share of common areas of 50 square meters of 600 per square meter per year:

Annual rent DKK 30,000.00 plus VAT (DKK 2,500.00 per month plus VAT)

Rent is payable quarter in advance.

VAT is adjusted, cf. the applicable VAT rate, currently pro tem 25%.

5. RENT ADJUSTMENT

The rent is adjusted each year on January 1, initially on January 1, 2013, with an increase in percentage, which is set forth in the net price index in the previous calendar year. The percentage increase in the net price index in any calendar year is calculated as change, which takes effect as of October 1 of one calendar year until October 1 of the following calendar year.

As a rule, the net price index as of October 1, 2011, shall form the basis of any rent adjustment, and the first increase shall be calculated as the increase from October 1, 2011 until October 1, 2012.

The annual rent increase, however, must constitute at least 3% of the rent paid during the previous year. Thus, if the percentage increase in the net price index during any calendar year is less than 3%, the rent will be adjusted by 3% that year. In addition, the rent, regardless of any irrevocability granted, will be increased by a proportionate share of increases in property insurance, taxes, and duties based on the amount of such fees, which apply for the year 2012. Furthermore, the rent may be increased by any new taxes imposed by the government, which apply to the property or the owner’s rental business.

Furthermore, the rent may also be adjusted in accordance with the general provisions of the Danish Business Lease Act in force at any given time, however, only every four years, cf. Section 13 of the Danish Business Lease Act.

Meanwhile, the rent may never be adjusted to an amount below the agreed initial rent in accordance with Section 4, including the agreed increases set forth in this section.
Reference Translation – May contain inconsistencies

6. DEPOSIT

As security for the tenant’s obligations under this lease, an amount corresponding to three months’ rent, including VAT, is payable at the signing of the lease.
7. OTHER FEES

The tenant’s mandatory payment for his share of the property’s expenses covering heating, hot and cold water, common electricity and production costs associated with its heating accounts is distributed in accordance with a redistribution principle determined by the landlord.

The tenant’s share of the above utility costs for the first year of tenancy is estimated to be:

Utility costs (electricity, water, heating) on account DKK 92.00 per square meter (92 x 50).
Together with the property’s other users/tenants, the tenant is obligated to contribute to all of the property’s operating expenses except for exterior maintenance costs. These expenses include property taxes, insurance premiums, administration fees, emergency service fees, janitor fees, and cleaning costs for indoor and outdoor common areas as well as snow removal in outdoor areas. Contributions are due for payment on demand and costs are distributed by the size of the area leased.
The tenant’s share of the above-mentioned operating expenses for the first year is estimated to be:
Operating expenses on account, incl. cleaning of common areas DKK 100.00 – per square meter(100 x 50).
The landlord is entitled to charge the tenant monthly on account payments for all expenditure, which is payable by the tenant, but charged to the landlord, in accordance with this section.
Annual operating and utility costs DKK 9,600.00 plus VAT (DKK 800.00 per month plus VAT)
8. MAINTENANCE

The tenant is obligated to defray the costs of all interior maintenance of the leased premises and installations used by the tenant in connection with the use of the leased premises, to the extent necessary, in order to ensure that the premises be kept in good and proper condition.

The tenant is also required to maintain and/or renew painted surfaces, locks, windows, faucets, supply and drain lines connected to mains, electrical wiring, fixtures, and lamps of all kinds.

The landlord is responsible for the maintenance of the exterior of the building.
9. THE CONDITION OF THE LEASED PREMISES AT TAKEOVER AND HANDOVER

The leased premises are freshly painted at takeover. The condition of the floor is considered to be as is at takeover and may be left in the same condition at handover, however, the floor must not be damaged any further than it is at the time of takeover. The tenant is responsible for documenting the condition of the floor at takeover. When vacating the leased premises, the tenant must hand them over in the same cleared and refurbished condition. The parties are encouraged to prepare written documentation, including a photo series, to document the condition of the leased premises at handover.

Reference Translation – May contain inconsistencies

It is hereby agreed that the tenant, when vacating the leased premises in a cleared condition, shall call in the landlord or an authorized representative of the landlord for a joint inspection of the premises during which a record of the maintenance work to be performed on the leased premises is created stating the maintenance work required to recognize the leased premises as contractually handed over, cf. the previous section. The tenant may demand a release of the security deposit when the tenant’s obligations have been calculated subsequently, and the tenant’s potential liability shall be offset in connection with the release of the security deposit, including any rent due for the period until the contractual handover has occurred.
10. RESPONSIBILITIES

The tenant is obligated to ensure that both the company’s employees and others, who have been granted access to the leased premises by the tenant, treat the leased premises with due care.

The tenant is liable for any damage, which the tenant or his representatives, including any customers and suppliers, inflict on the premises besides normal wear and tear.

Any insurance for damages for which the tenant’s maintenance obligation applies (e.g. sanitary fixtures insurance) shall not involve the landlord.

Damage to the exterior of the building in connection with burglary on the leased premises is covered by the landlord’s insurance. However, the tenant must reimburse the landlord in an amount corresponding to any deductible.

The tenant is obligated to keep the leased premises above freezing point and to keep heating installations and other installations located on the leased premises in good condition.

The tenant is obligated to keep any common access and vehicle access areas for traffic clear at all times.
11. PUBLIC PERMITS

The landlord is responsible for ensuring that the leased premises may be legally used for the business use stated in Section 2.

The tenant must always make sure to obtain all public permits necessary in connection with the tenant’s use of the leased premises.

Any delay in the tenant’s provision of the permits necessary shall not change the agreed commencement date of the lease.
12. SUBLETTING AND HANDOVER

During the period where the tenant may not terminate the lease, cf. Section 3, the tenant is only allowed to fully or partially sublet the premises to a third party upon the landlord’s written consent.

Reference Translation – May contain inconsistencies

If the tenant collects a higher rent amount from subletting than allowed in accordance with the lease, the landlord is entitled to receive 50% of additional rent received by the tenant.

After the expiry of the tenant’s non-termination period, the tenant is not entitled to sublet the premises.

The tenant has no right of assignment, however, the tenant has the right to assign cf. Section 56, Sub-sections 2 and 3 of the Danish Business Lease Act.
13. DISPUTES AND ARBITRATION

In case of disagreement on the provisions of this lease, each party shall designate an arbitrator. The party requesting arbitration must notify the other party thereof by registered mail together with his proposal to the arbitrator. The other party must then appoint his arbitrator within eight days. If the party fails to appoint an arbitrator within said period of time, an arbitrator will be appointed, on the other party’s request, by the High Court. The arbitrators shall jointly appoint a mediator who is a lawyer and who, in case of disagreement, is also appointed by the High Court. The arbitration tribunal shall determine the case processing method and shall deliver its ruling as soon as possible after the mediator has been appointed.

The arbitration tribunal shall determine the legal costs.

The ruling is legally binding on the parties.

The proceedings of the arbitral tribunal and the arbitration award shall not be made publicly available.
14.OTHER PROVISIONS

An increase of any kind of monetary payments in accordance with this lease shall take effect from the date on which they may be calculated without further notice necessary pursuant to the provisions of the lease.

If the landlord receives a receivable, interest shall be charged pursuant to the Danish Act on interest on late payment, etc. in accordance with the lease.

If legal interventions are made, which mean that the landlord is not able to receive a full or partial refund from the tenant in the amounts set forth in this lease, the landlord shall be entitled to charge the rent set forth in Section 4 accordingly.

Rent and other monetary payments payable by the tenant in accordance with the lease are exclusive of VAT payable by the tenant, but the landlord reserves the right to withdraw the property from VAT registration.

Reference Translation – May contain inconsistencies

15. RELATION TO THE DANISH BUSINESS LEASE ACT

The general provisions of the Danish Business Lease Act shall apply to the tenancy in so far as they are not waived in the lease.

The lease includes provisions which confer upon the tenant less extensive rights or which impose on the tenant more extensive obligations than stated in the Danish Business Lease Act, to which the tenant must pay close attention before signing the lease.
16. REGISTRATION
The tenant is entitled to independently take measures to register his copy of the lease on the property in that the lease must respect the property’s current and future registered easements, encumbrances, and mortgages.

When the tenant's lease is terminated, the tenant is obligated to cancel the lease. If the tenant does not do so within 14 days after the lease has terminated, the landlord is entitled to make the arrangements necessary at the tenant’s expense in that the tenant’s written notice of termination may serve as sufficient proof of identity for the landlord when making a request of cancellation.
17. COSTS
The cost associated with any registration of the lease shall be defrayed by the tenant who is also liable to pay any legal fees to his own attorney, whereas the landlord shall pay any legal fees to his attorney.

As a landlord:                                                                                    As a tenant:

On  24/09-2012                                                        On  3/10-2012
/s/ Henrik Jorgensen                                             /s/ Soren Jansen

Reference Translation – May contain inconsistencies